Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-167458

June 6, 2012

PUBLIC STORAGE

10,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 5.625% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES U

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 5.625% Cumulative Preferred Share of Beneficial Interest, Series U

Size:	10,000,000 depositary shares

Over-allotment Option:	1,500,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. 333-167458

Public Offering Price:	$25.00 per depositary share; $250,000,000 total (not including over-allotment option)

Underwriting Discounts:	$0.7875 per share for Retail Orders; $6,613,425 total; and $0.50 per share for Institutional Orders; $801,000 total

Proceeds to the Company, before expenses:	$242,585,575 total (not including the over-allotment option)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	J.P. Morgan Securities LLC RBC Capital Markets, LLC

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,125,000
Morgan Stanley & Co. LLC	2,125,000
UBS Securities LLC	2,125,000
Wells Fargo Securities, LLC	2,125,000
J.P. Morgan Securities LLC	400,000
RBC Capital Markets, LLC	400,000
BNY Mellon Capital Markets, LLC	50,000
Credit Suisse Securities (USA) LLC	50,000
Deutsche Bank Securities Inc.	50,000
Janney Montgomery Scott LLC	50,000
Oppenheimer & Co. Inc.	50,000

Raymond James & Associates, Inc.	50,000
Robert W. Baird & Co. Incorporated	50,000
Wedbush Securities Inc.	50,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	25,000
B.C. Ziegler and Company	25,000
C.L. King & Associates, Inc.	25,000
D.A. Davidson & Co.	25,000
Davenport & Company LLC	25,000
HRC Investment Services, Inc.	25,000
J.J.B. Hilliard, WL Lyons LLC	25,000
Keefe, Bruyette & Woods, Inc.	25,000
KeyBanc Capital Markets Inc.	25,000
Sterne, Agee & Leach, Inc.	25,000
Stifel, Nicolaus & Company, Incorporated	25,000
William Blair & Company, LLC	25,000

Distribution Rights:	5.625% of the liquidation preference per annum; Distributions begin on September 30, 2012 (prorated from the settlement date)

Redemption:	The depositary shares may not be redeemed until on or after June 15, 2017, except in order to preserve our status as a real estate investment trust.

Trade Date:	June 6, 2012

Settlement Date:	June 15, 2012 (T+7)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share for Retail Orders

CUSIP Number:	74460W 602

ISIN Number:	US74460W6021

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322; (ii) Morgan Stanley & Co. LLC toll-free 1-866-718-1649; (iii) UBS Securities LLC toll-free 1-877-827-6444, ext. 561-3884; or (iv) Wells Fargo Securities, LLC toll-free 1-800-326-5897.

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